UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2005

TORTUGA MEXICAN IMPORTS INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-102945
(Commission File Number)

98-0379431
(IRS Employer Identification No.)

Suite 219 - 10654 82nd Avenue, Edmonton, Alberta T6E 2A7
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: 780-710-9840

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 5, 2005, our Board of Directors' approved the resignation of Christopher Fagan as a director of the Company. Mr. Fagan was a director since our inception and assisted in the development of our website. In addition, on October 5, 2005 our Board of Directors' approved the appointment of Eduardo Avila as a director, chief financial officer and treasurer of the Company. Mr. Avila replaces Vanessa Avila as chief financial officer and treasurer.

Eduardo Avila is an associate consultant at Prognosis, an economic analysis firm in Mexico City. Mr. Avila is an economist with more than 8 years of experience in the analysis of macro economics and is a specialist in econometrics and statistics. Mr. Avila has participated as a guest speaker in various economic seminars and currently he is involved with the latin financial magazine "Inversionista" and appears frequently on CNN Spanish Edition, radio and newspapers.

Prior to joining Prognosis, Mr. Avila held the position of Chief Economist of the Interacciones Financial Group (Grupo Financiero Interacciones) a Mexican stock brokerage. During this time, Mr. Avila was the representative of Interacciones in the Association of Mexican Financial Intermediaries (Asociacion de Mexicana de Intermediarios Financieros) where he discussed and analyzed economic issues and methodologies related to finance. He has participated in various economic surveys including of note surveys conducted by: Bloomberg, Reuters, Dow Jones, Latin-Focus and the Mexican newspaper Reforma.

Mr. Avila started his professional career with the evaluation of projects for the Mexican Secretary of Agriculture and Social Development after graduating with a Degree in Economics from the Autonomous Technical Institute of Mexico.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORTUGA MEXICAN IMPORTS INC.

/s/ Vanessa Avila
Vanessa Avila, President, Secretary & Director

Date: October 6, 2005